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                         Independent Auditors' Consent



The Board of Directors
Sovereign Bancorp, Inc.
(Successors of First State Financial Services, Inc.):



We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-20186, Form S-8 No. 33-29038, Form S-8 No. 33-39453, Form S-8
No. 33-44108, Form S-8 No. 33-89526, Form S-8 No. 33-89592, Form S-8 No.
333-05251, Form S-8 No. 333-05309, Form S-3 No. 33-46870, and Form S-3 No.
333-09113) of Sovereign Bancorp, Inc. and in the related prospectus of our report dated November 26, 1996 relating to the consolidated statements of operations, stockholders' equity and cash flows of First State Financial Services, Inc. for the year ended September 30, 1996, which report appears in the Form 8-K of Sovereign Bancorp, Inc. to be dated March 18, 1999.



                                                            /s/ KPMG LLP


Short Hills, New Jersey
March 16, 1999